Exhibit 99.1
CC Media Holdings, Inc. Reports Second Quarter 2008 Results

San Antonio, Texas August 11, 2008...CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for its second quarter ended June 30, 2008. CC Media Holdings, Inc. is the new parent company of Clear Channel Communications, Inc. CC Media Holdings, Inc. was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. for the purpose of acquiring the business of Clear Channel Communications, Inc. The acquisition was completed on July 30, 2008, pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008.
Prior to the consummation of its acquisition of Clear Channel on July 30, 2008, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.
The Company will account for its acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. The Company expects to allocate a portion of the consideration paid to the assets and liabilities acquired at their respective fair values with the remaining portion recorded at the continuing shareholders basis. Any excess consideration after this allocation will be recorded as goodwill. The Company is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities in order to allocate the purchase price. The Company will complete its purchase price allocation within one year of the closing of the acquisition.
Certain information in this earnings report is presented using the results of operations and the historical basis of assets, liabilities and equity of Clear Channel as of June 30, 2008 and December 31, 2007.
CC Media Holdings reported revenues of $1.83 billion in the second quarter of 2008, an increase of 2% from the $1.80 billion reported for the second quarter of 2007. Included in the Company’s revenue is a $52.2 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenues would have declined 1%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.
The Company’s operating expenses increased 6% to $1.19 billion during the second quarter of 2008 compared to 2007. Included in CC Media Holdings’ 2008 expenses is a $41.1 million increase due to movements in foreign exchange. Strictly excluding the effects of these movements in foreign exchange in the 2008 expenses, expense growth would have been 2%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release. Also included in CC Media Holdings’ 2008 operating expenses is approximately $8.0 million of non-cash compensation expense. This compares to non-cash compensation expense of $9.7 million in the second quarter of 2007.
The Company’s income before discontinued operations increased 28% to $277.3 million, as compared to $215.9 million for the same period in 2007. CC Media Holdings’ diluted earnings before discontinued operations per share increased 27% to $0.56, compared to $0.44 for the same period in 2007. The Company’s second quarter 2008 net income included an approximate $27.0 million nontaxable gain, or $0.05 per diluted share, on the termination of a forward exchange contract and the sale of the related shares. The gain was recorded in “Gain on marketable securities”. Excluding this one-time item, CC Media Holdings’ second quarter 2008 income before discontinued operations would have been $250.3 million, or $0.51 per diluted share. See reconciliation of net income and diluted earnings per share at the end of this press release.
CC Media Holdings’ OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense, Merger costs and Gain on disposition of assets — net) was $604.7 million in the second quarter of 2008, a 7% decrease from 2007. See reconciliation of OIBDAN to net income at the end of this press release.
Mark P. Mays, Chief Executive Officer of CC Media Holdings, commented, “Results for the first half and second quarter of 2008 were impressive in the context of this challenging economic and advertising climate. We reported higher revenue and earnings per share for the second quarter and continued to outperform many in the media arena. Strong relative performance in both Outdoor and Radio are a testament to the wisdom of continuing to do what we do best. We exert strict cost discipline and invest in the growth drivers of our core businesses. As we enter the second half of the year with our merger closed, we are hopeful that our streamlined operations coupled with a concentration on growth and execution will enable us to continue to perform well, despite a difficult economic environment.”
Merger Update
Clear Channel held a special meeting of its shareholders on July 24, 2008, at which the proposed merger, as amended, was approved. The merger closed on July 30, 2008.
Under the terms of the Merger Agreement, as amended, Clear Channel’s shareholders received $36.00 in cash for each share they own. As an alternative to receiving the $36.00 per share cash consideration, Clear Channel’s shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock in the Company. Approximately 23.6 million shares were exchanged.
Radio Divestitures

Adjusted number of radio stations being marketed for sale (“Non-core” radio stations)	275
Non-core radio stations sold through June 30, 2008	(238)

Remaining non-core radio stations at June 30, 2008 classified as discontinued operations	37
Non-core radio stations under definitive asset purchase agreements	(34)

Non-core radio stations being marketed for sale	3

On November 16, 2006, the Company announced plans to sell 448 non-core radio stations. The total number of stations was revised from 448 to 275 during the first quarter of 2008. Clear Channel sold 238 non-core radio stations, had definitive asset purchase agreements for 34 non-core radio stations and continued to market 3 non-core radio stations at June 30, 2008. These stations were classified as assets from discontinued operations in the Company’s consolidated balance sheet and as discontinued operations in the consolidated financial statements as of and for the period ended June 30, 2008, for the period ended June 30, 2007 and as of December 31, 2007.
Twenty-four stations that were under definitive asset purchase agreements were sold subsequent to June 30, 2008.
There can be no assurance that any of the pending divestitures contemplated in this release will actually be consummated.

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

	Three Months Ended		%
	June 30,		Change
(In thousands)	2008	2007
Revenue
Radio Broadcasting	$891,483	$945,963	(6%)
Outdoor Advertising	914,808	836,713	9%
Other	52,381	52,514	(0%)
Eliminations	(27,594)	(32,998)

Consolidated revenue	$1,831,078	$1,802,192	2%

CC Media Holdings’ second quarter 2008 revenue increased from foreign exchange movements of approximately $52.2 million as compared to the same period of 2007.

Direct Operating and SG&A Expenses by Division
Radio Broadcasting	$531,291	$548,639
Less: Non-cash compensation expense	(4,506)	(6,676)

	526,785	541,963	(3%)

Outdoor Advertising	641,278	563,700
Less: Non-cash compensation expense	(3,450)	(2,995)

	637,828	560,705	14%

Other	44,244	44,104
Less: Non-cash compensation expense	—	—

	44,244	44,104	0%

Eliminations	(27,594)	(32,998)

Plus: Non-cash compensation expense	7,956	9,671

Consolidated divisional operating expenses	$1,189,219	$1,123,445	6%

CC Media Holdings’ second quarter 2008 direct operating and SG&A expenses increased from foreign exchange movements of approximately $41.1 million as compared to the same period of 2007.

OIBDAN
Radio Broadcasting	$364,698	$404,000	(10%)
Outdoor Advertising	276,980	276,008	0%
Other	8,137	8,410	(3%)
Corporate	(45,138)	(39,376)

Consolidated OIBDAN	$604,677	$649,042	(7%)

See reconciliation of OIBDAN to net income at the end of this press release.
Radio Broadcasting
The Company’s radio broadcasting revenue declined approximately $54.5 million in the second quarter of 2008 compared to the same period of the prior year. Decreases in local and national revenues were partially offset by increases in traffic and on-line revenues. Local and national revenues were down as a result of overall weakness in advertising. The Company’s radio revenue experienced declines across all different sized markets and advertising categories including automotive, retail and consumer services. During the second quarter of 2008, the Company’s total prime minutes sold and its prime average minute rate decreased compared to the second quarter of 2007. The average minute rate for the 60 second spots declined more than the average minute rate of the shorter duration spots during this period.
Overall there was a decrease in operating expenses across the Company’s radio markets with a decrease of approximately $17.3 million primarily from reduced advertising and promotion expenses and a decline in commission expenses associated with the revenue decline. The decrease was partially offset by an increase in syndicated radio programming expenses attributable mostly to contract talent payments.
Outdoor Advertising
The Company’s outdoor advertising revenue increased 9% during the second quarter of 2008 when compared to the same period in 2007. Included in the 2008 results is an approximate $52.2 million increase related to foreign exchange when compared to 2007.
Outdoor advertising expenses increased 14% when compared to the same period in 2007. Included in the 2008 results is an approximate $41.1 million increase related to foreign exchange when compared to 2007.
•	Americas Outdoor
Revenue increased approximately $8.1 million during the second quarter of 2008 compared to the second quarter of 2007, primarily from increases in airport and street furniture revenues as well as digital display revenue. The increase in street furniture revenue was primarily the result of new contracts and increased rates while the increase in airport revenue was due to new contracts and increased rates and occupancy. Digital display revenue growth was primarily attributable to an increase in digital displays. Partially offsetting the revenue increase was a decline in bulletin and poster revenue. The decline in bulletin revenue was primarily attributable to decreased occupancy while the decline in poster revenue was primarily attributable to a decrease in rate. Leading advertising categories during the quarter were retail, amusements and financial services which all experienced revenue growth for the second quarter of 2008 when compared to the second quarter of 2007. Revenue growth was led by Los Angeles, Boston, Latin America and Canada.
The Company’s Americas operating expenses increased $20.1 million primarily from higher site lease expenses of $15.7 million mostly attributable to new taxi, airport and street furniture contracts. Administrative expenses associated with various legal expenses also increased during the quarter.
o	International Outdoor
Revenue increased approximately $70.0 million, with roughly $50.1 million from movements in foreign exchange. The remainder of the revenue growth was primarily attributable to strong growth in China, Turkey and Australia and due to the Company’s Romanian operations which were acquired at the end of the second quarter of 2007. Growth was partially offset by revenue declines in France, due to the loss of a contract for advertising on railways, and the United Kingdom.
Operating expenses increased $57.5 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in operating expenses was primarily attributable to an increase in site lease expenses and other operating and selling expenses associated with the increase in revenue.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)
The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the second quarter of 2008 and 2007:

	Three Months Ended
	June 30,
(In thousands)	2008	2007
Direct operating expense	$4,583	$5,172
SG&A	3,373	4,499
Corporate	2,836	3,668

Total non-cash compensation	$10,792	$13,339

Current Information and Expectations
The Company has previously provided information regarding its revenue pacings and certain expectations related to 2008 operating results. That information was last provided on May 9, 2008 and has not been updated. The Company is not providing such information in this release and does not anticipate providing this information in the future. The Company will not update or revise any previously disclosed information. Investors are cautioned to no longer rely on such prior information given the passage of time and other reasons discussed in the Company’s reports filed with the SEC. Future results could differ materially than the forward-looking information previously disclosed.
The Company periodically reviews its disclosure practices in the ordinary course of its business and management determined to cease providing this information after taking into consideration a number of factors. There should be nothing read into the timing of this change in policy, nor should any inferences be drawn relative to internal or external economic factors.

TABLE 1 — Financial Highlights of CC Media Holdings, Inc. and Subsidiaries — Unaudited

	Three Months Ended
	June 30,		%
(In thousands, except per share data)	2008	2007	Change
Revenue	$1,831,078	$1,802,192	2%
Direct operating expenses	743,485	676,255
Selling, general and administrative expenses	445,734	447,190
Corporate expenses	47,974	43,044
Merger costs	7,456	2,684
Depreciation and amortization	142,188	141,309
Gain on disposition of assets — net	17,354	3,996

Operating Income	461,595	495,706	(7%)

Interest expense	82,175	116,422
Gain (loss) on marketable securities	27,736	(410)
Equity in earnings of nonconsolidated affiliates	8,990	11,435
Other income (expense) — net	(6,086)	340

Income before income taxes, minority interest and discontinued operations	410,060	390,649
Income tax expense:
Current	101,047	122,071
Deferred	24,090	37,715

Income tax expense	125,137	159,786
Minority interest expense, net of tax	7,628	14,970

Income before discontinued operations	277,295	215,893	28%
Income from discontinued operations	5,032	20,097

Net income	$282,327	$235,990	20%

Diluted earnings per share:

Diluted earnings before discontinued operations per share	$.56	$.44	27%

Diluted earnings per share	$.57	$.48	19%

Weighted average shares outstanding — Diluted	496,887	495,688
Income Taxes
The Company’s effective tax rate for the three months ended June 30, 2008 was 30.5% as compared to 40.9% for the same period of the prior year. The decline was primarily due to the release of the valuation allowance on the capital loss carryforwards that were used to offset the taxable gain from the disposition of the Company’s America Tower Corporation shares.

TABLE 2 — Selected Balance Sheet Information — Unaudited
Selected balance sheet information for 2008 and 2007 was:

	June 30,	December 31,
(In millions)	2008	2007
Cash	$668.1	$145.1
Total Current Assets	$2,908.9	$2,294.6
Net Property, Plant and Equipment	$3,081.5	$3,050.4
Total Assets	$19,078.4	$18,805.5
Current Liabilities (excluding current portion of long-term debt)	$1,429.0	$1,453.1
Long-Term Debt (including current portion of long-term debt)*	$5,772.3	$6,575.2
Shareholders’ Equity	$9,876.0	$8,797.5

*	See Table 4 for a discussion of debt incurred in conjunction with the merger.
TABLE 3 — Capital Expenditures — Unaudited
Capital expenditures for the six months ended June 30, 2008 and 2007 were:

(In millions)	June 30, 2008	June 30, 2007
Non-revenue producing	$81.8	$77.7
Revenue producing	129.9	75.3

Total capital expenditures	$211.7	$153.0

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 – Post Merger Capital Structure — Unaudited
In connection with the merger, the Company terminated its $1.75 billion multi-currency revolving credit facility and incurred new amounts of debt, including amounts outstanding under the Company’s new senior secured credit facilities, its new receivables based credit facility and the new senior cash pay and senior toggle notes. Additionally, the Company repurchased $639.2 million aggregate principal amount of the AMFM Operating, Inc. 8% Senior Notes due 2008 pursuant to a tender offer and consent solicitation. On August 7, 2008, the Company announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of 7.65% senior notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated August 7, 2008.
Immediately following the closing of the transaction, the Company has aggregate principal amount of debt outstanding of approximately $20.8 billion (and available and undrawn facilities of approximately $1.7 billion), the components of which are:

(In thousands)	Amount
Term Loan A	$1,331,500
Term Loan B	10,700,000
Term Loan C	695,879
Delayed Draw Facility	—
Receivables Based Facility	533,500
Revolving Credit Facility	80,000
Senior Cash Pay Notes	980,000
Senior Toggle Notes	1,330,000
Existing Clear Channel Senior Notes	5,025,000
Existing Clear Channel Subsidiary Debt	111,929

Total Indebtedness	$20,787,808

In connection with the merger, the Company issued approximately 23.6 million shares of Class A common stock, approximately 0.6 million shares of Class B common stock and approximately 59.0 million shares of Class C common stock for a total of approximately 83.2 million shares. Every holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock. Every holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the record date for such vote and the number of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any questions presented to its stockholders.
Except with respect to voting as described above, and as otherwise required by law, all shares of Class A common stock, Class B common stock and Class C common stock have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and will be identical to each other in all respects.
Liquidity and Financial Position
For the six months ended June 30, 2008, cash flow from operating activities was $686.0 million, cash flow used by investing activities was $178.1 million, cash flow used by financing activities was $998.7 million, and net cash provided by discontinued operations was $1.0 billion for a net increase in cash of $522.9 million.

As of August 8, 2008, the Company had approximately $1.7 billion available on its bank revolving credit facility. The Company may utilize existing capacity under its bank revolving credit facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions and the refinancing of certain public debt securities.

Supplemental Disclosure Regarding Non-GAAP Financial Information
Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets – Net (OIBDAN)
The following tables set forth the Company’s OIBDAN for the three months ended June 30, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations; Minority interest, net of tax; Income tax benefit (expense); Other income (expense) — net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain on disposition of assets — net D&A; and merger costs.
The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company’s bank credit facilities use this measure for compliance with leverage covenants.
Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.
As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN to net income; and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

				Gain on
				disposition of
		Non-cash	Depreciation	assets – net
	Operating	compensation	and	and
(In thousands)	income (loss)	expense	amortization	Merger costs	OIBDAN
Three Months Ended June 30, 2008
Radio Broadcasting	$339,177	$4,506	$21,015	$—	$364,698
Outdoor	168,766	3,450	104,764	—	276,980
Other	(4,613)	—	12,750	—	8,137
Gain on disposition of assets – net	17,354	—	—	(17,354)	—
Merger costs	(7,456)	—	—	7,456	—
Corporate	(51,633)	2,836	3,659	—	(45,138)

Consolidated	$461,595	$10,792	$142,188	$(9,898)	$604,677

Three Months Ended June 30, 2007
Radio Broadcasting	$369,075	$6,676	$28,249	$—	$404,000
Outdoor	174,860	2,995	98,153	—	276,008
Other	(2,407)	—	10,817	—	8,410
Gain on disposition of assets – net	3,996	—	—	(3,996)	—
Merger costs	(2,684)	—	—	2,684	—
Corporate	(47,134)	3,668	4,090	—	(39,376)

Consolidated	$495,706	$13,339	$141,309	$(1,312)	$649,042

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

	Three Months Ended		%
	June 30,		Change
(In thousands)	2008	2007
Revenue	$1,831,078	$1,802,192	2%
Less: Foreign exchange increase	(52,224)	—

Revenue excluding effects of foreign exchange	$1,778,854	$1,802,192	(1%)

Outdoor revenue	$914,808	$836,713	9%
Less: Foreign exchange increase	(52,224)	—

Outdoor revenue excluding effects of foreign exchange	$862,584	$836,713	3%

International Outdoor revenue	$529,830	$459,870	15%
Less: Foreign exchange increase	(50,078)	—

International Outdoor revenue excluding effects of foreign exchange	$479,752	$459,870	4%

Reconciliation of Expense (Direct Operating and SG&A Expenses)
excluding Foreign Exchange Effects to Expense

	Three Months Ended		%
	June 30,		Change
(In thousands)	2008	2007
Consolidated expense	$1,189,219	$1,123,445	6%
Less: Foreign exchange increase	(41,095)	—

Consolidated expense excluding effects of foreign exchange	$1,148,124	$1,123,445	2%

Outdoor expense	$641,278	$563,700	14%
Less: Foreign exchange increase	(41,095)	—

Outdoor expense excluding effects of foreign exchange	$600,183	$563,700	6%

International Outdoor expense	$420,201	$362,690	16%
Less: Foreign exchange increase	(39,427)	—

International Outdoor expense excluding effects of foreign exchange	$380,774	$362,690	5%

Reconciliation of OIBDAN to Net income

	Three Months Ended		%
	June 30,		Change
(In thousands)	2008	2007
OIBDAN	$604,677	$649,042	(7%)
Non-cash compensation expense	10,792	13,339
Depreciation & amortization	142,188	141,309
Merger costs	7,456	2,684
Gain on disposition of assets – net	17,354	3,996

Operating Income	461,595	495,706	(7%)

Interest expense	82,175	116,422
Gain (loss) on marketable securities	27,736	(410)
Equity in earnings of nonconsolidated affiliates	8,990	11,435
Other income (expense) – net	(6,086)	340

Income before income taxes, minority interest and discontinued operations	410,060	390,649
Income tax expense:
Current	101,047	122,071
Deferred	24,090	37,715

Income tax expense	125,137	159,786
Minority interest expense, net of tax	7,628	14,970

Income before discontinued operations	277,295	215,893
Income from discontinued operations	5,032	20,097

Net income	$282,327	$235,990

Reconciliation of Net Income and Diluted Earnings per Share (“EPS”)

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
(In millions, except per share data)	Net Income	EPS	Net Income	EPS
Reported Amounts	$282.3	$.57	$236.0	$.48
Discontinued operations	(5.0)	(.01)	(20.1)	(.04)
Less: Gain on sale of shares	(27.0)	(.05)	—	—

Amounts excluding certain items	$250.3	$.51	$215.9	$.44

2007 Quarterly Information
On May 30, 2008, Clear Channel Communications filed on Form 8-K revised financial statements. The financial statements were revised to reflect, for each of the quarters for the year ended December 31, 2007, the reclassification of the revenues and operating expenses of certain radio markets from discontinued operations to continuing operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). The following table provides full year 2007 revenues, expenses and non-cash compensation by business segment and by quarter.

Fiscal Year 2007
(in $000s)
Net Revenue

	1Q 2007	2Q 2007	3Q 2007	4Q 2007	FY 2007
Radio	$799,201	$945,963	$909,643	$903,727	$3,558,534
Outdoor	690,856	836,713	817,541	936,726	3,281,836
Other	45,674	52,514	55,352	54,164	207,704
Eliminations	(30,654)	(32,998)	(31,371)	(31,849)	(126,872)

Consolidated	$1,505,077	$1,802,192	$1,751,165	$1,862,768	$6,921,202
Direct and SG&A
Expenses (Includes
Non-Cash
Compensation)

	1Q 2007	2Q 2007	3Q 2007	4Q 2007	FY 2007
Radio	$511,211	$548,639	$542,729	$570,470	$2,173,049
Outdoor	521,738	563,700	565,700	621,701	2,272,839
Other	41,903	44,104	43,989	45,931	175,927
Eliminations	(30,654)	(32,998)	(31,371)	(31,849)	(126,872)

Consolidated	$1,044,198	$1,123,445	$1,121,047	$1,206,253	$4,494,943
Non-Cash
Compensation
(Included in Direct and
SG&A Expenses)

	1Q 2007	2Q 2007	3Q 2007	4Q 2007	FY 2007
Radio	$4,464	$6,676	$5,610	$5,476	$22,226
Outdoor	1,367	2,995	2,257	3,014	9,633
Other	—	—	—	—	—

Consolidated	$5,831	$9,671	$7,867	$8,490	$31,859

About CC Media Holdings, Inc.
CC Media Holdings, the new parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. The company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.
For further information contact:
Investors – Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or
Media – Lisa Dollinger, Chief Communications Officer, (210) 832-3474
or visit the Company’s web-site at http://www.clearchannel.com.
Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications’ future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.